Exhibit 21

                     United Shields Corporation

                     Subsidiaries of the Company

R.P. Industries, Inc.
     Furniture Plastics of Forest City, Inc.
       Granville Plastics Company, Inc.
     R.P. Enterprises, Inc.
     R.P. Real Estate, Inc.
     Richmond Plastics, Inc.

The HeaterMeals Company
     HeaterMeals, Inc.
     ZestoTherm, Inc.